EXHIBIT D-7


                                   BEFORE THE
                     PUBLIC SERVICE COMMISSION OF WISCONSIN

APPLICATION FOR AUTHORITY TO TRANSFER   )
OPERATING CONTROL OF WISCONSIN          )
POWER AND LIGHT COMPANY'S               )
TRANSMISSION SYSTEM TO THE              )
MIDWEST ISO PURSUANT TO THE             )
PROVISIONS OF SECTION                   )
196.485 (4), STATS.                     )

APPLICATION FOR AUTHORITY TO            )
CONTRIBUTE WISCONSIN POWER AND          )
LIGHT COMPANY'S TRANSMISSION            )
FACILITIES TO THE WISCONSIN TRANSCO     )
PURSUANT TO THE PROVISIONS OF           )
SECTION 196.485 (5), STATS.             )

     Wisconsin Power and Light Company ("WPL" or "the Company") is a public utility subsidiary of Alliant Energy Corporation ("Alliant Energy") and subject to the jurisdiction of the Public Service Commission of Wisconsin ("PSCW" or "Commission"). Alliant Energy was formed on April 21, 1998 as a result of the merger between WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company ("IPC"). Alliant Energy is a registered public utility holding company and is regulated by the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935, as amended. In addition to WPL, Alliant Energy has two other direct subsidiaries, IPC and IES Utilities Inc. ("IES"), that are engaged in utility activities in other states. WPL also has a wholly owned subsidiary, South Beloit Water, Gas & Electric Company ("SBWGE"), that provides utility services in Illinois.1 The Alliant Energy Operating Companies are engaged in the production, transmission, and distribution of


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1 For the purposes of this application WPL, IES, IPC and SBWGE shall be collectively referred to as the "Alliant Energy Operating Companies."


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electricity for domestic, commercial and industrial use in the states of Iowa,
Wisconsin, Illinois and Minnesota.

     WPL hereby applies for authority to transfer control of it's electric transmission system 2 to the Midwest Independent System Operator ("Midwest ISO") under Section 196.485 (4), Stats., upon WPL's notification to the PSCW that the Midwest ISO is ready and able to operate as authorized by its Bylaws and the Federal Energy Regulatory Commission ("FERC"); and, WPL's receipt of concurrence from the PSCW that the Midwest ISO meets those conditions.

     In addition, WPL hereby applies for authority to contribute certain electric transmission facilities to the Wisconsin Transco ("Transco") under
Section 196.485 (5), Stats. This proposed contribution is in compliance with the Reliability 2000 legislation ("R2K").3 A transmission facility is defined by R2K 4 to mean (1) that the facility is not a radial facility and is designed to operate above 130kv; (2) that facilities from 50kv through 130kv which aren't radial are to be presumed transmission unless a person demonstrates to the PSCW it is not transmission (based on FERC's seven factor test)5; and (3) radial


------------------------
2 The transmission assets which are the subject of this portion of the Application are all networked transmission facilities above 100 kilovolts and all networked transformers where the two highest voltages are above 100 kilovolts.
3 199 Wisconsin Act 9, Assembly Amendment to Assembly Substitute Amendment 1 to 1999 Assembly Bill 133.
4 Section 196.485(5), Stats.
5 In Order No. 888, Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Services by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, FERC Stats. & Regs. P. 31, 036 (1996), FERC established a "functional-technical" test that evaluates facilities on the basis of seven indicators of local distribution. These factors are: "(1) Local distribution facilities are normally in close proximity to retail customers. (2) Local distribution facilities are primarily radial in character. (3) Power flows into local distribution systems; it rarely, if ever, flows out. (4) When power enters a local distribution system, it is not reconsigned or transported on to some other market. (5) Power entering a local distribution system is consumed in a comparatively restricted geographic area.
(6) Meters are based at the transmission/local distribution interface to measure flows into the local distribution system. (7) Local distribution systems will be of reduced voltage." (Id. at 31,771)


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


facilities or those designed to operate at 50kv or less are presumed not to be transmission, unless the contrary is demonstrated to the PSCW.

                           I. MIDWEST ISO APPLICATION

A.   INTRODUCTION AND BACKGROUND
     ---------------------------

     The Midwest ISO is a non-stock, not for profit corporation duly incorporated in the State of Delaware on December 11, 1998. The Midwest ISO is an independent system operator established pursuant to FERC orders in Docket Nos. ER98-1438-000 and EC98-24-000. In addition its structure and operation were conditionally approved by the FERC in In re Midwest Independent Transmission System Operator, Inc., Docket ER98-1438-000, 84 FERC 161,230. order on reconsideration, 85 FERC P. 61,250, order on reh'g, 85 FERC P. 61,372 (1998) ("FERC Midwest ISO Order").6 By letter dated November 22, 1999, Alliant Energy advised FERC that it would be joining the Midwest ISO.7 Alliant Energy's filing under Section 203 of the Federal Power Act to transfer its facilities to the control of the Midwest ISO was filed with FERC on December 6, 1999.8

     Currently, approximately 20 utilities with service territories over portions of 11 states have committed to membership in the Midwest ISO.9 Its members, each of whom is entitled to one vote, elected a Board of Directors on December 1, 1998. (Exhibit 4 contains a list of the Directors). According to
Article 1, Section I., F, p. 2 of the Midwest ISO Agreement membership is open


------------------------
6 Attached as Appendix "A."
7 See Exhibit 1.
8 See Exhibit 2. The geographic maps and schematic diagrams originally included with this filing have been omitted from the attached copy.
9 See Exhibit 3.


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


to any Eligible Customer.10 An Advisory Committee consisting of 14 representatives from various stakeholder groups has been established to advise the Midwest ISO Board of issues of concern and suggested recommendations.11
Exhibit 6 lists the members of the Advisory Committee.

     The Commission has previously considered the Midwest ISO as it was initially filed at FERC. The Commission identified what it called "insufficiencies" in the Midwest ISO's structure under two of the statutory approval areas - control area operation and independence of the Board of Directors. Notwithstanding these insufficiencies the Commission opined that with additional effort the Midwest ISO might remedy these concerns and meet the statutory tests. Order Docket 05-BE-100 (June 19, 1998) ("PSCW ISO Order"). (See Attached as Appendix "B.")

     WPL submits that the organization of Midwest ISO has been changed to overcome the "insufficiencies" noted by the Commission. This belief is based in part on recent action by the Commission. Specifically, in its open meeting on July 29, 1999, the Commission in Docket No.6630-EI-107, approved Wisconsin Electric Power Company's request to transfer operational control of certain transmission assets to the Midwest ISO. (See Appendix "C")

     In the FERC Midwest ISO Order, the FERC required a number of modifications to the Agreement organizing the Midwest ISO. Midwest ISO members have incorporated the conditions required by FERC into the Midwest ISO Agreement and have filed the revised Agreement with the FERC.


------------------------
10 Exhibit 5 contains copies of both the Midwest ISO Agreement and the related agency agreement (Appendix G of the Midwest ISO Agreement) that were executed by Alliant Energy.
11 Exhibit 5; Article 2; Section VI., A. 1, p. 28.


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


     As a result, the Midwest ISO, as amended, satisfies the requirements of
Section 196.485(4), Stats., as set forth in the PSCW ISO Order, therefore the PSCW should approve transfer of control over WPL's transmission assets to the Midwest ISO.

     The transfer of control as requested herein is independent of the accounting treatment of the affected assets. A Midwest ISO Tariff has been filed at the FERC, and final FERC approval is anticipated well in advance of the transfer of control of Alliant Energy's facilities to the Midwest ISO. On November, 26, 1999 the Presiding Administrative Law Judge in Docket Nos. ER98-1438-000 and EC98-24-000 issued his Initial Decision approving the Midwest ISO Tariff . (See Appendix "D".)

B.   WPL'S TRANSFER OF TRANSMISSION SYSTEM CONTROL MEETS THE REQUIREMENTS OF
     ------------------------------------------------------------------------
     SECTION 196.485 (4), STATS.
     --------------------------

     R2K modified Section 196.485 (4), Stats. by requiring wpl to become a member of the Midwest ISO by June 30, 2000. Arguably the deficiencies raised discussed in the PSCW's ISO Order have been obviated by the Wisconsin Legislature in the adoption of R2K. Even without the passage of R2K, WPL believes that the Midwest ISO satisfies all the statutory requirements of
Section 196.485 (4), Stats. and meets the objectives laid out in the PSCW ISO Order.

     Section 196.485(4), Stats., provides that except as provided in the statute, a transmission utility may not transfer control over or divest its interest in its transmission facilities to an independent system operator or independent transmission owner unless, each of the following requirements is satisfied:

     1. The independent system operator or independent transmission owner is the sole provider of all transmission service to all users of its transmission system in this state, including the provision of retail transmission service to users that are public utilities.

     2. The independent system operator or independent transmission owner has authority over transmission facilities that is sufficient for the independent system operator or independent transmission owner to ensure the reliability of its transmission system.

     3. The independent system operator or independent transmission owner has sufficient authority to carry out the duties specified in sub (3).

     4. Each transmission utility in the transmission area that is a public utility shall become a member of the Midwest independent system operator no later than June 30, 2002, and shall transfer operational control over its transmission facilities to the Midwest system operator. Each such transmission utility that has not contributed its transmission facilities to the transmission company shall elect to become part of the single zone for pricing purposes within the Midwest independent system operator and any phase-in plan prepared under subsection (a)(4).

     The Midwest ISO meets each of the criteria and WPL therefore requests the Commission to so find and thereby authorize such transfer at such time as the Midwest ISO demonstrates, in the manner provided in Article 2, Section X., B. at
p. 41 of Exhibit 5,12 that it is prepared to assume control of its members' transmission assets.

1.   SOLE TRANSMISSION PROVIDER

     The Midwest ISO will be the sole provider of all transmission services to all users of WPL's transmission system in this state. It will calculate


------------------------
12 The Company will provide the PSCW, on a continuing basis, with information regarding the Midwest ISO's preparations to begin providing service, including information on the results of the "technical demonstration" of the ISO's ability to accept the transfer of assets and begin operations; its position regarding ability of the Midwest ISO to begin operation; and the certification of its CEO that all necessary features are in place to ensure reliable grid operations.


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


available transmission capability ("ATC"), maintain Open Access Same-time Information System ("OASIS") information, receive, approve, schedule and confirm transmission service requests and provide or arrange for ancillary services under its tariff. The Midwest ISO will also function as the system security coordinator for its transmission-owning members.13

     The Transmission Owners of the Midwest ISO 14 will retain ownership of their transmission facilities, and will physically operate and maintain these facilities, subject to the Midwest ISO's direction. Under the Midwest ISO Agreement, the Transmission Owners that are currently control area operators will continue to operate their control areas for local generation control and economic dispatch purposes. However, the Transmission Owners will follow the directives of the Midwest ISO for redispatching generation, curtailing load, and providing reactive supply, voltage control or other ancillary services.15

     Adherence to the Midwest ISO operating instructions is assured through a system of substantial penalties and sanctions.16 In addition, the FERC has mandated additional safeguards to ensure that the Midwest ISO will effectively control the operation of the networked transmission system and provide non-discriminatory access. These include the following:

     o a requirement the Midwest ISO file a detailed summary of its operating and emergency procedures no later than 60 days before control of any facilities is transferred.


------------------------
13 Article 3, Exhibit 5.
14 As will discussed, supra, it is anticipated that WPL's transmission assets subject to the Midwest ISO's control will be owned by Transco when the Midwest ISO begins operations.
15 See Apppendix E of the Midwest ISO Agreement, attached as Exhibit 7.
16 Article 3.Section V., Exhibit 5.


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


     o a requirement for ongoing monitoring to determine if the maintenance of existing control areas creates competitive or reliability problems, a reporting requirement and an obligation to propose cost effective cures.

     o a requirement that the chief executive officers of the transferring utilities sign a certification that they are satisfied that the Midwest ISO is ready to commence reliable operations. In re Midwest Independent Transmission System Operator, Inc., supra at p. 62,182.

     The transfer of operational control of the Transmission System from the Transmission Owners to the Midwest ISO will occur on what the Midwest ISO Agreement refers to as the "Transfer Date". This will not occur until the Midwest ISO can demonstrate, through a technical demonstration, that it is functionally able and ready to take over the provision of transmission service under the Midwest ISO Tariff. Based on the foregoing, the Midwest ISO will be the sole provider of transmission service as required by Section 196.485(4)(a)(1), Stats.

2.   RELIABILITY

     Recently, there have been significant reliability problems in the Midwest. The transmission system was originally designed and constructed by individual utilities to cover their respective service territories. As wholesale markets have developed, expanded and continue to expand, larger quantities of electricity have been wheeled from state to state. The transmission systems of the individual utilities were never intended to carry such large quantities. In addition to the designated problems, no single entity has the authority or the ability to control the entire system -- a serious deficiency when trying to confront loop flows that can result from transactions occurring several states away. Regional organizations are therefore imperative.

     The geographic breadth and authority of the Midwest ISO permits it to address reliability in several ways. While the Transmission Owners will continue to operate their respective control centers and balance load and generation in their control areas, the Midwest ISO will operate a single transmission-reliability control area for the Midwest ISO region, which includes a security center to control the operation of the Transmission System.17 The Midwest ISO will have real time information over the entire geographic area it serves; authority to direct switching, generation redispatch and selective transaction curtailment as necessary to address constraints and resolve reliability problems; and the ability to resolve long-term problems through regional planning and construction of new facilities.18 It will also have authority over those non-transferred facilities it deems necessary to maintain system reliability.19

a.  THE PSCW'S CONCERNS OVER BOARD INDEPENDENCE HAVE BEEN ADDRESSED BY THE
    FERC.

     When it first reviewed the Midwest ISO, the PSCW expressed concern that the Board's structure might deprive the ISO of the necessary authority to fulfill its responsibility of ensuring reliability in a fair and non-discriminatory manner. FERC expressed concerns similar to those raised by the PSCW. FERC was concerned that the qualifications for election to the board of directors together with the limitations placed on the board's ability to act in certain circumstances resulting from the Transmission Owners' retained rights were not consistent with the degree of independence FERC required from an ISO's board of


------------------------
17 Article 3, Section I, Part B. of Exhibit 5. Also see Appendices B and E to the Midwest ISO Agreement. Appendix B is attached as Exhibit 8.
18 Exhibit 7.
19 Exhibit 8.


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


directors. (FERC Midwest ISO Order, p. 62,151). To resolve these concerns, FERC determined:

     o that no board member should be a participant in a pension plan of any member or any affiliate of a member or user. (FERC Midwest ISO Order, p. 62,153) This was later modified to permit participation in defined benefit plans. 85 FERCP. 161,250.

     o that the standards of conduct should be revised to prohibit a board member from having direct financial interest in any affiliate of any owner, member, or user of the transmission system. (FERC Midwest ISO Order, p. 69,153)

     o that while transmission owners could initiate action to unseat the board of directors, any final decision in this regard had to come from the entire ISO membership. (FERC Midwest ISO Order, p. 62,151)

     o that the pricing and revenue distribution methodology should remain as stated during the six-year transition period in order to meet concerns of cost recovery and cost shifting. However, FERC encouraged both the ISO board and the transmission owners to work towards an agreed superseding pricing proposal before the end of the six-year transition period. (FERC Midwest ISO Order, pp. 62,167-68)

     o that the provision allowing the board to be unseated if it failed to enact ISO bylaws appended to the Agreement, or enact bylaws contrary to the ISO Agreement, be omitted. (FERC Midwest ISO Order, p. 62,151)

     o that the provision allowing for the entire board or a board member to be removed for noncompliance with its obligation to avoid damage to the Transmission System be amended to state the specific type of damage envisioned under this provision (e.g., physical damage). (Id.)

     o that the withdrawal for the reasons set forth in Articles V and VIIIA of the Agreement would be permitted provided, however, that notice of such withdrawal be filed with FERC and could become effective only upon FERC's approval. (Id.)


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


     With these conditions FERC stated that the Midwest ISO satisfied its principles regarding independence and provided the Midwest ISO Board with sufficient authority to ensure system reliability. On December 31, 1998, the Midwest ISO made and filed amendments to the Midwest ISO Agreement as to each of FERC's concerns. Exhibit 9 contains the amendments to the Agreement filed with FERC addressing these requirements. WPL believes that these FERC required amendments answer the Commission's concern about Board independence and, as a result, the modified Midwest ISO does comply with the PSCW ISO Order.

b. THE PSCW'S CONCERNS REGARDING CONTROL AREA OPERATION HAVE BEEN ADDRESSED BY THE FERC

     The PSCW also expressed concern that Midwest ISO members that continued to operate control areas might enjoy some advantage over members which did not operate control areas.20 The Midwest ISO was the first ISO proposal reviewed by FERC whose anticipated member utilities were not already participating in a power pool. Under the Midwest ISO, current control areas will be maintained with the ISO having authority to direct the transmission operations of each control area without having to physically operate switches; and, current operators will continue to operate their control areas for generation control and economic dispatch purposes. Because the Midwest ISO was neither a control area operator, nor could it become one until 18 months after operations began, the PSCW expressed concern that the Midwest ISO could impermissibly deny transmission


------------------------
20 PSCW ISO Order p. 7.


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


capacity to other transmission users.21 This concern led the Commission to determine that the Midwest ISO did not meet its first ISO principle and to forcefully raise this issue with the FERC.

     The FERC specifically addressed the concerns expressed by the PSCW regarding control area operations. The FERC noted that while it did not want to impose a single operational arrangement on all utilities seeking to form regional transmission entities, it believed any entity created must assure that fair competition (including open access) and reliability must be primary objectives of the organization.22 FERC analyzed the provisions of the Midwest ISO regarding control area operations in its discussion of FERC's ISO principles 3, 4 and 5. It concluded that, providing the Midwest ISO met certain additional conditions, which it imposed in its Conditional Order Approving the Midwest ISO, the above-stated goals would be achieved and the PSCW's concerns addressed. Specifically, FERC conditioned its approval on the following:

     o the Midwest ISO monitor the competitive and reliability effects of allowing current control area operators to continue to perform some control area functions, not only in its 18 month assessment but also on an ongoing basis. If concerns in this regard arise, it is the obligation of the ISO to resolve them. In the event the ISO cannot resolve, the ISO is obligated to report the problem to FERC and other appropriate regulatory authorities. (FERC Midwest ISO Order, p. 62,160)

     o the Midwest ISO shall include in its ongoing, as well as its 18 month assessment a report on the effectiveness of the proposed system of fines and penalties and their ability to ensure compliance with the ISO's orders and instructions. (FERC Midwest ISO Order, p. 62,161)


------------------------
21 Id.
22 FERC Midwest ISO Order, p. 62,159.


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     o    the Midwest ISO file no later than 60 days prior to the transfer date a detailed summary of operating and emergency procedures. In the event of any dispute in this regard, the ISO's decision would prevail pending alternative dispute resolution (ADR). (FERC Midwest ISO Order, pp. 62,159-82)

     o the Midwest ISO provide a current list of transmission facilities to be transferred to the ISO and also keep a record of which operating entity has control over each facility. (FERC Midwest ISO Order, p. 62,182)

     o the Midwest ISO develop a streamlined ADR process for disputes relating to ATC determination and facilities ratings. (Id.)

     Detailed operating procedures and ongoing monitoring will expose any discriminatory practices affecting access to transmission. It will also expose any deficiencies in the Midwest ISO's ability to have its instructions followed. It is then the obligation of the Midwest ISO to remedy such practices and/or deficiencies. Available remedies include the ability to combine control areas or alter division of control area operations. If the Midwest ISO cannot implement an effective remedy, it is required to report the discriminatory practice and/or operational deficiency to FERC and all other regulatory bodies. FERC would then take the necessary steps to bring the Midwest ISO back into compliance with its ISO principles. Thus, the conditions imposed by FERC allow the Midwest ISO to promptly resolve issues that might otherwise deny nondiscriminatory open access to transmission as required by the PSCW.23 In addition, the conditions permit the Midwest ISO to become a single control area operator at any time it deems necessary and cost effective to do so. Consequently, the amended ISO possesses sufficient authority to be able to ensure system reliability, consistent with


------------------------
23 PSCW ISO Order, p. 7.


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


the requirements of the PSCW ISO Order at Wis. Section 196.485(4)(a)(2), Stats.

3.   SUFFICIENT AUTHORITY TO BUILD NEW FACILITIES

     The Midwest ISO Planning Staff will develop a long-range plan to address regional transmission needs and analyze the performance of the transmission system under a wide variety of contingency conditions. The Planning Staff shall take into consideration a wide range of inputs, while seeking to coordinate or consolidate plans of individual stakeholders to produce a more cost-effective development plan. Disputes between Owners and the Midwest ISO Planning Staff may be resolved through the Dispute Resolution process provided in the Midwest ISO Agreement. Any plan will have as one of its goals the satisfaction of all regulatory requirements. Once the Midwest ISO plan is approved by the Midwest ISO Board, the affected Owner(s) are required to make a good faith effort to design, certify, and build the designated facilities to fulfill the approved Midwest ISO Plan.24 The Midwest ISO therefore meets the requirements that it have authority to order construction of facilities under Section 196.485(3)(a) and (b), Stats. and, under Section 196.485(4)(a)3, Stats.. Neither the PSCW nor FERC expressed any reservations concerning the authority of the Midwest ISO to engage in planning and order construction of new facilities.

     The balance of the requirements incorporated in Section 196.485(4)(a)(3), Stats. deal with ensuring Midwest ISO has a formal agreement to coordinate its activities with those of any other ISO in the MAIN region; and with providing


------------------------
24 Article 4. Section I. C., Exhibit 5.

transmission on a non-preferential and competitive basis. With the exception of the requirement to coordinate with other ISO's in the MAIN region (there are none), these matters are addressed in FERC ISO principles 1-4 and 6-11. With the exception of its concerns over independence and control areas, which have now been addressed, the PSCW expressed no further reservations regarding Midwest ISO's compliance with these ISO principles. With the conditions it imposed, FERC found that the Midwest ISO satisfied its ISO principles.

C.   CONCLUSION
     ----------

     The Midwest ISO, as conditionally approved by FERC, meets the requirements of Section 196.485(4), Stats. Modifications to the ISO Agreement and By-laws since the PSCW order in Docket No. 05-BE-100 have addressed the concerns expressed in that order. Additionally, as previously noted, R2K requires WPL to join the Midwest ISO. Consequently, the PSCW should issue an order that the Midwest ISO meets all the requirements of Section 196.485(4), Stats. and further that WPL is authorized to transfer control of its transmission assets to the Midwest ISO at such time as the Midwest ISO is prepared to take operational control of member facilities under its Bylaws.

     For all of the foregoing reasons, the PSCW should approve the transfer of the operating control of WPL's transmission assets to the Midwest ISO.

                             II. TRANSCO APPLICATION

A.   INTRODUCTION AND BACKGROUND
     ---------------------------

     R2K authorizes public utility affiliates within holding company systems in eastern Wisconsin to transfer ownership of their transmission facilities to a new single-purpose Transmission Company i.e. Transco.25 Other utilities, including retail or wholesale cooperatives, may contribute their transmission facilities.26 In order to be in compliance with other provisions of Wisconsin law, WPL will be legally compelled to contribute its transmission facilities to Transco. In exchange for its transmission facilities WPL will receive capital stock in Transco.27 Transco will plan, construct, operate, maintain, and expand its transmission facilities to provide adequate, reliable transmission services charging a single fee for use of the Transco system.28 Transco's statutory mission directs it to support robust competition in energy markets, with no favoritism towards any participant, while meeting the needs of users who are dependent upon it. Under the provisions of R2K, Transco will transfer operational control to the Midwest ISO.29

     Transco does not currently own or operate any facilities subject to either the jurisdiction of the Commission or the FERC. However, upon the grant of Commission authorization of the transfer proposed here, Transco will own and operate all transmission facilities of WPL subject to either the jurisdiction of the Commission or the FERC. The determination of whether existing facilities currently serve a transmission function, and thus should be transferred to Transco, will be based on application of FERC's seven factor test as specified in R2K.


------------------------
25 Section 196.485(5), Stats..
26 Section 196.485(6), Stats.
27 Section 196.485(5), Stats.
28 Section 196.485(3m), Stats.
29 Id.


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


     Transco will be a corporation or limited liability company, subject to FERC's jurisdiction for rates and access.30 Transco will have a Board of Directors consisting of 5 to 14 members (or managers if an LLC). At least 4 directors/managers would be elected by majority vote of the shareholders and could not be persons employed by or engaged in natural gas or electric businesses; the remaining directors would be appointed based on minimum ownership criteria. Each contributor of at least 10% of Transco's facilities (including smaller parties that aggregate their shares to reach 10%) will appoint one Board member.31

     Transco will have the exclusive duty to provide transmission service in those areas in which transmission facilities have been contributed.32 In areas where control of transmission facilities are transferred to the Midwest ISO, Transco will not have a duty to provide service.33 R2K prohibits Transco from directly serving retail customers and further prohibits Transco from bypassing distribution systems.34

     As previously noted, for purposes of transmission asset transfers, a transmission facility is defined by R2K 35 to mean (1) that the facility is not a radial facility and is designed to operate above 130kv; (2) that facilities from 50kv through 130kv which aren't radial are to be presumed transmission unless a person demonstrates to the PSCWit is not transmission (based on FERC's


------------------------
30 Id.
31 Id.
32 Section 196.485(1m), Stats.
33 Id.
34 Section 196.485(3m), Stats.
35 Section 196.485(5), Stats.


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


seven factor test)36; (3) radial facilities or those designed to operate at 50kv or less are presumed not to be transmission, unless the contrary is demonstrated to the PSCW.

     Transco is obligated to honor existing collective bargaining agreements contributing utilities have with those non-supervisory employees who are subject to transfer to Transco. Initially, Transco is authorized to contract with the transferring transmission utilities for operational and maintenance services.37 R2K mandates that the Transco is to "begin operations no later than November 1, 2000."38

B.   DESCRIPTION OF WPL'S TRANSMISSION FACILITIES TO BE CONTRIBUTED TO WITC
     ----------------------------------------------------------------------

     WPL currently owns and operates 100 miles of 345 kV, 700 miles of 138 kV, and 1,767 miles of 69 kV transmission facilities as the Alliant Energy - East area. WPL proposes that essentially all of these facilities be transferred to Transco. The original cost of the facilities transferred to Transco is approximately $256,674,000 dollars ($235,588,000 for lines and substations, and $21,086,000 for the Stoughton Systems Operation Center).39 After the proposed contribution, Transco will own and operate these facilities.

     The preliminary list of the transmission facilities to be transferred from WPL to Transco is contained in Exhibit 10. Essentially Transco will acquire from WPL transmission facilities currently operating at voltages of generally 345 kV


------------------------
36 See footnote 5.
37 Section 196.485(3m) , Stats.
38 Id.
39 The designation and quantification of transmission facilities to be contributed to Transco is based upon a preliminary assessment of the facilities
                                       -----------
that appear to meet the R2K definition of "transmission facilities."

and 138 kV (the "bulk transmission system") and 69 kV facilities (the "area transmission system"). The transmission facilities proposed to be transferred include:

     (1) transmission lines (including towers, poles, and conductors) and transmission substations;
     (2) Transformers providing transformation within the bulk transmission system and between the bulk and area transmission systems;
     (3) Lines providing connections to generation sources and step-up (plant) substations;
     (4) Radial taps from the transmission system up to, but not including, the facilities that establish the final connection to distribution facilities or retail customers;
     (5)  Substations that provide primarily a transmission function; and
     (6) Voltage control devices and power flow control devices directly connected to the transmission system.
     (7)  The Stoughton Systems Operation Center.

     The transmission facilities include all the facilities currently recorded on the books of WPL as "transmission" facilities with the exception of certain
34.5 kV facilities. Because of the historical evolution of WPL's system, there are certain geographic areas where 34.5kV facilities have served a transmission function. The facilities transferred to Transco do not include distribution facilities used to provide retail service. Distribution facilities include all facilities with voltages below 50 kV including the final circuit connection to substations providing transformation or connection to any retail customer regardless of voltage level. WPL currently provides transmission service to certain wholesale customers at delivery points of less than 50 kV. In order to ensure continuity of service to such wholesale customers who decide to take service under the Transco Tariff, WPL and Transco may have to enter into an agency agreement. Such an agreement may provide Transco the use of certain WPL distribution facilities necessary to continue transmission service to WPL


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


wholesale customers served at delivery points whose voltages are less than 50 kV. Transmission service to wholesale customers over these distribution facilities will be made available under the Transco Tariff and associated distribution costs are anticipated to be recovered in the rates on a direct assignment basis as a distribution adder.

C.   TRANSCO'S OPERATION OF THE TRANSMISSION SYSTEM
     ----------------------------------------------

     As noted earlier, Transco is under a statutory mandate to transfer control of its facilities to the Midwest ISO. Transco will have operational control of the transmission facilities, procure, offer and arrange for ancillary services, operate the OASIS in conformance with Order No. 889 40, and administer the Transco OATT, including all requests for service under the Transco OATT. Transco will also be responsible for maintenance of the transmission facilities, and will initially contract with WPL to perform the maintenance. Transco will also assume responsibility for transmission system planning.41

     Transco will offer all ancillary services required by FERC in Order No.
888.42 Since Transco owns no generating facilities, it will purchase the necessary ancillary services from third parties. Transco will be free to purchase ancillary services from unaffiliated generators, and will do so on a non-preferential basis; consistent with at least cost procurement strategy and locational constraints. WPL expects Transco will enter into agreements to purchase ancillary services from generators connected to the transmission area.


------------------------
40 Order No. 889, Open Access Same-Time Information System (Formerly Real-Time Information Network) and Standards of Conduct, FERC Stats. & Regs. P. 31, 035
(1996)
41 Sections 196.485 (1) (ge) ,196.485(1m) and (3m) of the Wisconsin Statutes. 42 Order No. 888, Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Services by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, FERC Stats. & Regs.P. 31, 036 (1996)

It is also anticipated that Transco will contract for must run operations from generators connected to Transco's transmission system. Transco will not however, engage in the purchase and sale of energy other than to obtain necessary ancillary services required by its customers.43

     In short, upon receipt of the necessary regulatory approvals, Transco will commence providing open access transmission service to those existing open access customers served by WPL under the existing Alliant Energy's OATT, and any other eligible customer requesting transmission service from Transco. WPL will become a transmission customer of Transco under Transco's Tariff. It is anticipated that where WPL is responsible for providing transmission service agreements or tariffs predating Order No. 888 ("grandfathered transmission agreements"), Transco will make the Transco transmission system available to WPL pursuant to Network Integration Service and Operating Agreements under the Transco Tariff, in order to provide transmission service under the grandfathered transmission agreements.

D.   FINANCIAL ASPECTS OF THE TRANSACTION
     ------------------------------------

     It is anticipated that a Bill of Sale will be entered into between WPL and Transco covering the conveyance of the transmission facilities. Schedule A to that document will list the facilities transferred. The "transmission facilities" transferred to Transco under the Bill of Sale include WPL's rights and interest in any contracts under the Alliant Energy OATT. The transmission


------------------------
43 Id.

facilities will be sold by WPL to Transco at a net book value (original cost less accumulated book depreciation)44 of approximately $152.1 million as of December 31, 1998. Transco will finance the purchase of transmission facilities by issuing capital stock to WPL.45 The accounting entries for WPL will be provided later. At the present time, WPL contemplates the following entries:

      Dr. a/c 108 Accumulated Provision for Depreciation
      Dr. a/c 111 Accumulated Provision for Amortization
      Dr. a/c 123 Investment in Associated Cos.
      Dr. a/c 102 Electric Plant Purchased or Sold
      Cr. a/c 102 Electric Plant Purchased or Sold
      Cr. a/c 101 Electric Plant in Service
      Cr. a/c 107 Construction Work in Progress
      Cr. a/c 182 Regulatory Assets

     The legal structure for Transco has not yet been determined. Accordingly, WPL does not yet know the extent to which tax-related accounts will be passed through to the Transco. Specific Accounts for which the treatment has not yet been determined are as follows:

      a/c 190 Prepaid Income Taxes
      a/c 255 Accumulated Deferred Income Taxes a/c 282 Deferred Income Taxes

     The costs associated with the start-up of Transco are expected to be significant. However, at the present time, WPL has not been able to quantify these costs.

E.   CONCLUSION
     ----------

     WPL's proposed contribution of certain electric transmission facilities to Transco meets the requirements of Section 196.485(5), Stats. Consequently, the PSCW should issue an order that WPL's Section 196.485(5), Stats. Application


------------------------
44 Section 196.485(5), Stats.

45 Id.

meets all the requirements of Section 196.485(5), Stats. and further that WPL is authorized to contribute the appropriate transmission facilities to Transco at such time as the Commission finds that Transco is prepared to take possession of those facilities.

     For all of the foregoing reasons, the PSCW should approve WPL's contribution of certain electric transmission facilities to Transco.

                                   Respectfully submitted,


                                   WISCONSIN POWER & LIGHT COMPANY


                                   By:
                                      --------------------------------
                                      Kent M. Ragsdale
                                      Alliant Energy
                                      200 First Street SE
                                      P.O. Box 351
                                      Cedar Rapids, IA 52406-0351
                                      Phone:  (319) 398-7765
                                      Fax:  (319) 398-4533

                                      Ritchie J. Sturgeon
                                      Alliant Energy
                                      222 West Washington Avenue
                                      Madison WI 53703-2793
                                      Phone:  (608) 252-3951
                                      Fax:  (608) 252-4820

                                      ATTORNEYS FOR WISCONSIN
                                      POWER & LIGHT COMPANY


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